EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Wrap Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	910,610(1)	$2.92(2)	$2,658,981.20	0.00014760	$392.47
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$2,658,981.20		$392.47
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$392.47

(1)

Consists of 910,610 shares of the Registrant’s common stock, par value $0.0001 per share, issuable to the selling securityholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported by The Nasdaq Capital Market on November 14, 2023.